EXHIBIT 99.1

News Release

Brigus Gold Reports $11.4 million in Cash Flow from Operations in Q2 2010

Halifax, Nova Scotia; August 16, 2010 – Brigus Gold Corp. (“Brigus Gold” or the “Company”) (TSX and NYSE Amex: BRD) generated net cash flow from operations of $11.4 million and operating income of $4.6 million for the second quarter of 2010 (“Q2 2010”),  as the Black Fox Mine and Mill  continue to benefit from  operating improvements and efficiencies.

During Q2 2010, Brigus Gold sold 18,430 ounces of gold at total cash costs of $448 per ounce.  This is a 14% increase in sales and a 29% decrease in costs per ounce compared to the first quarter of 2010 (“Q1 2010”). (All dollars in this news release are in U.S. dollars unless otherwise noted.)

Q2 2010 and to date highlights include:

-	Gold production of 18,028 ounces at an average throughput ore grade of 3.4 grams of gold per tonne, both improved by 27% over Q1 2010;

-	Black Fox underground development commenced in Q2 2010 with ore production expected to begin in August of 2010;

-	Corporate rebranding with the launch of the Brigus Gold name following completion of the merger of Apollo Gold Corporation and Linear Gold Corp. on June 25, 2010 (the “Merger”);

-	Total project debt was reduced by $18 million from $60 million to $42 million in Q2 2010; for the year-to-date, the project debt was reduced by $28 million from $70 million to $42 million;

-	Cash and restricted cash balances at June 30, 2010 of $22.2 million;

-
Completion of a private placement of 10 million flow-through common shares at Cdn$1.40 per share on July 29, 2010 for aggregate gross proceeds of Cdn$14 million.  Proceeds will fund exploration and development activities at the Black Fox Complex.

Commenting on the results, Wade K. Dawe, Chairman, Chief Executive Officer and President of Brigus Gold, said, “These positive second quarter 2010 results are a direct result of improvements and progress at the Black Fox Mine.   For the remainder of the year, we expect to see continued quarter-over-quarter increases in gold production and ore grades, and this will have a positive impact on our operating and financial results during the second half of 2010.”

Total cash costs improved during Q2 2010 to $448 per ounce of gold compared with $631 per ounce in Q1 2010 primarily as a result of the higher ore grade processed.  Q2 2010 total production costs, which include depreciation and accretion for accrued site closure costs, were $676 per ounce, compared to $861 in Q1 2010.

In Q2 2010, gold sales were 18,430 ounces, including 3,872 ounces of gold (21%) sold into the spot market at an average gold price of $1,237 per ounce.  During the second quarter of 2009, only 5,043 ounces were sold as the Black Fox Mine commenced production in May 2009.

Financial Overview

For Q2 2010, the Company reported a net loss of $19.7 million, primarily due to the impact of non-cash losses on derivative and financial instruments, which more than offset the Company’s $4.6 million of operating income.  The quarter’s results include a non-cash, unrealized loss of $23.9 million on derivative instruments related mainly to the change in fair value of the outstanding gold forward sales contracts.

Although Brigus Gold is a Canadian company, it currently files reports with the U.S. Securities and Exchange Commission (“SEC”) in accordance with the requirements applicable to a U.S. domestic reporting company.  In order to simplify its reporting requirements in the U.S. while maintaining the availability of information to U.S. shareholders and investors, the  Company will file its reports and other filings under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, in accordance with the requirements of SEC applicable to foreign private issuers.  As a result, going forward, the Company will no longer file Annual Reports on Form 10-K, Quarterly Reports on For 10-Q or Current Reports on Form 8-K in the U.S.  Instead, the Company will file its future annual reports on Form 20-F or Form 40-F and its future quarterly and current reports on Form 6-K.  There will be no change to the filings for the Company in Canada.

Capital Expenditures and Underground Development Update

Capital expenditures for Q2 2010 were $6.6 million.  During Q2 2010, significant infrastructure upgrades related to the commencement of development of the underground mine at Black Fox were completed, including the administration and technical offices, change house, and sample preparation and core logging facilities.  Work has commenced to construct a maintenance shop on surface.  For the underground mine, work to establish ventilation, power and compressed air is in progress. Underground development is progressing, with 410 metres (“m”) of advance completed to date.

In advance of underground development and mining, rehabilitation of the existing ramp and excavation of a 4.5 m diameter ventilation raise were recently completed.  Initial mining of ore will be carried out by contractors during development, with the first ore expected in August 2010.  The Company plans to mine underground ore using its own equipment and employees as development advances and new equipment arrives.

Underground production rates are expected to increase gradually to a steady rate of production of 800 tonnes per day (“tpd”) in March 2011.  At that steady rate of production, underground mined ore with expected higher grade (+7 grams of gold per tonne average) will account for 40% of the Black Fox Mill design throughput rate.   The remainder of throughput will be from open pit ore.

At the Black Fox open pit mine, Phase 2 overburden removal began recently in preparation for Phase 2 production in late 2010.  Stripping has been progressing on schedule and is expected to be completed mid 2011.

Exploration Overview

To date in 2010, the Company has completed 25 holes using two surface core drill rigs at the Company’s 17-square-kilometre property package, which is contiguous with and along strike of the Black Fox deposit, located on the renowned Destor-Porcupine Fault Zone.  Assays are pending with results from this ongoing drill program to be announced at regular intervals moving forward.  The Company plans on adding a third surface rig in September 2010.

Early in the fourth quarter of 2010, the Company expects to begin advancing the 235 m level underground drift at Black Fox to the southeast.  With the extension of the 235-m level drift, a fourth drill rig will be added to target resource additions from underground platforms.

Other Business & Board of Directors Update

Brigus Gold and Everton Resources Inc. recently amended the joint venture option agreements related to the three exploration projects in the Dominican Republic.  Brigus Gold and Everton hold 50-50% interests in the Ampliacion Pueblo Viejo (“APV”) and Loma El Mate projects, which are managed by Everton and are contiguous with Barrick’s and Goldcorp’s Pueblo Viejo gold project.  Under the amended agreements, Everton has the right to earn an additional 20% interest in each of the projects by investing an additional $2.5 million in exploration at APV and $1 million in Loma El Mate. Everton was also granted a one-year extension, until April 10, 2011, to incur exploration expenditures of $450,000 to earn its initial 50% interest on the Loma Hueca property.

At the first meeting of Brigus Gold’s Board of Directors on August 5, 2011, the Board appointed Daniel F. Gallivan, an attorney with Cox & Palmer in Halifax, Nova Scotia, as Corporate Secretary of the Company and ratified Mr. Dawe as chairman and Charles E. Stott as the independent lead director.  The Board also established and elected the following committees:

Audit Committee
-	David W. Peat, committee chairman
-	Derrick Gill
-	Marvin K. Kaiser

Health, Safety & Environment Committee
-	Mr. Stott, committee chairman
-	Michael Gross
-	Mr. Kaiser

Nominations & Compensation Committee
-	Mr. Gross, committee chairman
-	Mr. Gill
-	Mr. Stott

Outlook

As described in the news release of July 14, 2010, total gold production for 2010 is forecast at 85,000 ounces at total cash costs of between $500 and $550 per ounce.  Gold production is expected to increase through the remainder of 2010 to approximately 24,000 ounces in Q3 2010 and 28,500 ounces in Q4 2010, of which estimated initial underground ore production in 2010 is approximately 7,000 ounces.

The Qualified Person who reviewed the above technical information related to the Black Fox Mine and Mill is Chief Operating Officer and Vice President Rick Allan.

About Brigus Gold

Brigus Gold is a growing gold producer committed to maximizing shareholder value through a strategy of efficient production, targeted exploration and select acquisitions. The company operates the wholly owned Black Fox Mine in the Timmins gold district of Ontario, Canada. The Black Fox Complex encompasses the Black Fox Mine and Mill, and adjoining Grey Fox-Pike River property, all in the Township of Black River-Matheson, Ontario, Canada. Brigus Gold is also advancing the Goldfields Project located near Uranium City, Saskatchewan, Canada, which hosts the Box and Athona gold deposits. In Mexico, Brigus Gold holds a 100 percent interest in the Ixhuatan Property located in the state of Chiapas, and the Huizopa Joint Venture, an 80 percent interest in an early stage, gold-silver exploration joint venture located in the State of Chihuahua. In the Dominican Republic, Brigus Gold and Everton Resources have a joint venture for the APV and Loma El Mate gold exploration projects.

Contact Information:
Wendy Yang, Vice President of Investor Relations
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@brigusgold.com

Sean Tufford, Director of Investor Relations
Phone: 902-422-1421	Toll Free: 1-866-785-0456
Email: sean@brigusgold.com

Website: www.brigusgold.com

Non-GAAP Financial Measures

The term “total cash cost” is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver production. We have included total cash cost information to provide investors with information about the cost structure of our mining operations. This information differs from measures of performance determined in accordance with GAAP in the United States and Canada and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

Cautionary and Forward-Looking Statements

U.S. investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on the Company’s own or joint venture properties.  This news release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  All statements regarding estimated gold production, production from and development of the underground mine, improvements to operational efficiency, total cash costs, operating improvements, the timing of the completion of the maintenance facility and other construction, the form of the Company’s future securities filings, announcement of drilling results and exploration activities and the timing of the future reporting of financial results are estimates that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include: unexpected lower ore grades, additional operational, geotechnical and processing problems at the Black Fox Mine and mill, further toll milling, unexpected changes in business and economic conditions, political or economic instability, significant decreases in gold prices, difficulties or delays in permitting at Black Fox, changes in our shareholder base, changes in interest and currency rates, local and community impacts and issues, labour accidents, environmental risks and other factors disclosed under the heading “Risk Factors” in Brigus Gold’s and its predecessor companies’ most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The NYSE Amex, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this news release are based on information available to the Company on the date hereof.  The Company assumes no obligation to update any forward-looking statements, except as required by applicable securities laws.

BRIGUS GOLD CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)
(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
CURRENT
Cash	$4,728	$–
Restricted cash	17,524	6,731
Accounts receivable and other	1,453	1,690
Prepaids	1,317	394
Derivative instruments	–	1,961
Inventories	5,283	8,189
Total current assets	30,305	18,965
Derivative instruments	–	4,844
Inventories, long-term	4,538	–
Long-term investments	4,476	1,036
Property, plant and equipment	174,783	116,171
Investment in Montana Tunnels joint venture	–	3,440
Restricted certificates of deposit	14,650	14,805
TOTAL ASSETS	$228,752	$159,261

LIABILITIES
CURRENT
Bank indebtedness	$–	$328
Accounts payable	7,902	6,789
Accrued liabilities	3,833	2,129
Derivative instruments	19,370	12,571
Current portion of long-term debt	27,152	34,860
Total current liabilities	58,257	56,677
Accrued long-term liabilities	1,877	483
Derivative instruments	39,988	31,654
Long-term debt	32,018	48,909
Equity-linked financial instruments	21,002	27,318
Accrued site closure costs	5,620	5,345
Future income tax liabilities	9,946	1,304
TOTAL LIABILITIES	168,708	171,690

Commitments and Contingencies

BRIGUS GOLD CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(U.S. dollars and shares in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenue from sale of minerals	$22,163	$4,709	$39,789	$4,709
Operating expenses
Direct operating costs	8,274	2,034	18,258	2,034
Depreciation and amortization	4,029	1,023	7,490	1,033
Accretion expense – accrued site closure costs	177	69	352	69
General and administrative expenses	3,681	1,096	5,630	2,028
Exploration and business development	1,426	302	1,697	529
	17,587	4,524	33,427	5,693
Operating income (loss)	4,576	185	6,362	(984)
Other income (expenses)
Interest income	59	38	113	78
Interest expense	(2,679)	(1,319)	(6,021)	(2,149)
Debt transaction costs	–	(10)	–	(1,249)
Loss on modification of debentures	–	–	(513)	(1,969)
Linear acquisition costs	(2,636)	–	(3,213)	–
Fair value change on equity-linked financial instruments	1,881	(8,829)	11,894	(13,582)
Realized gain (loss) on derivative instruments	3,582	(492)	239	(124)
Unrealized (loss) gain on derivative instruments	(23,919)	3,376	(21,938)	(15,042)
Foreign exchange (loss) gain and other	(553)	184	(331)	281
	(24,265)	(7,052)	(19,770)	(33,756)
Loss before income taxes and equity loss in Montana Tunnels joint venture	(19,689)	(6,867)	(13,408)	(34,740)
Income taxes	–	–	869	73
Equity loss in Montana Tunnels joint venture	–	(333)	(701)	(957)
Net loss and comprehensive loss for the period	$(19,689)	$(7,200)	$(13,240)	$(35,624)

Basic and diluted net loss per share	$(0.23)	$(0.12)	$(0.17)	$(0.62)

Basic and diluted weighted-average number of shares outstanding	86,988	58,540	78,087	57,613

BRIGUS GOLD CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Operating activities
Net loss for the period	$(19,689)	$(7,200)	$(13,240)	$(35,624)
Items not affecting cash:
Depreciation and amortization	4,029	1,023	7,490	1,033
Amortization of deferred financing costs	41	15	79	15
Stock-based compensation	128	174	366	356
Shares and warrants issued for services and payment of interest	–	–	599	4,020
Accretion expense – accrued site closure costs	177	69	352	69
Accretion expense – amortization of debt discount	1,226	469	2,809	469
Accretion expense – convertible debentures	193	203	408	1,005
Interest paid on convertible debentures	–	–	(772)	(567)
Unrealized loss (gain) on derivative instruments	23,919	(3,376)	21,938	15,042
Net change in value of equity-linked financial instruments	(1,881)	8,829	(11,894)	13,582
Foreign exchange (gain) loss and other	446	(600)	601	(663)
Income taxes	–	–	(869)	(73)
Equity investment in Montana Tunnels joint venture	–	(1,581)	589	(957)
Net change in non-cash operating working capital items	2,788	(3,222)	1,542	(2,635)
Earnings distribution from Montana Tunnels joint venture	–	2,716	–	3,196
Net provided by (used in) operating activities	11,377	(2,481)	9,998	(1,732)

Investing activities
Property, plant and equipment expenditures	(4,033)	(18,580)	(5,095)	(40,446)
Net cash acquired in the Linear acquisition via the issuance of common shares, warrants and options	15,426	–	15,426	–
Restricted cash and certificates of deposit, including bank indebtedness	171	(10,034)	(11,121)	(1,864)
Net cash provided by (used in) investing activities	11,564	(28,614)	(790)	(42,310)

Financing activities
Proceeds on issuance of shares to Linear	–	–	24,497	–
Proceeds from exercise of warrants	–	352	2,145	851
Proceeds from debt	–	28,500	–	66,534
Repayments of debt	(19,573)	(1,561)	(30,546)	(22,498)
Net cash (used in) provided by financing activities	(19,573)	27,291	(3,904)	44,887

Effect of exchange rate changes on cash	(571)	95	(576)	91

Net increase (decrease) in cash	2,797	(3,709)	4,728	936
Cash, beginning of period	1,931	4,645	–	–
Cash, end of period	$4,728	$936	$4,728	$936